Exhibit (c)(11)

– Preliminary Working Draft Subject to Material Revision – Project Telluride Discussion Materials October 2024

1 – Preliminary Working Draft Subject to Material Revision – Executive Summary Telluride provided a framework on September 17 for potentially effecting a transaction whereby Telluride would acquire Luggage; the framework implied a $52mm aggregate premium above market value at a Telluride share price of $13.51 Given the volatility of Telluride’s stock price, Certares provided a framework on September 30 to mitigate the impact of Telluride’s share price movements on premia – At Telluride share prices below $14, assumed fixed premium for Telluride’s Class B shares of 35% – At Telluride share prices between $14 and $20, assumed the premium for Telluride’s Class B shares steps down by (100 bps) per every $1 increase in Telluride’s share price – At Telluride share prices above $20, assumed fixed premium for Telluride’s Class B shares of 29% The framework assumes consideration to Certares of 50% / 50% cash / stock, subject to a cap on the amount of stock issued that would result in Certares owning no more than 5% of pro forma Telluride The mechanism to determine the Telluride reference share price remains a key consideration should the Committee decide to move forward – Telluride management has indicated a preference to not utilize more than $400mm in total cash consideration, which may conflict with Certares’ pro forma ownership cap dependent on the Telluride reference share price

2 – Preliminary Working Draft Subject to Material Revision – Luggage Common to receive $20mm of consideration – Potential for Luggage Common to receive additional consideration above $20mm if Telluride share price is above $14, but would not increase total consideration from Telluride Certares’ revised framework assumes the following premia based on Telluride’s share price: – Fixed % premium paid for Class B shares of 35% at or below Telluride price of $14/sh – Decrease in % premium paid for Class B shares by (100 bps) for every dollar increase in Telluride price above $14/sh, linearly extrapolated – Fixed % premium paid for Class B shares of 29% at or above Telluride price of $20/sh Consideration to Certares of 50% / 50% cash / stock, subject to a cap on the amount of stock that would result in Certares owning 5% of PF Telluride Framework assumes that at the time of a transaction, any potential alternative transactions with third parties are less attractive or not actionable to Luggage or Telluride Summary of Certares Revised Framework Source: Company filings, Certares materials and FactSet as of October 1, 2024. Note: Dollars and shares in millions. Analysis reflects 14.0mm Telluride common shares (net of VPF) and 12.8mm Class B common shares owned by Luggage per company filings. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings. (1) Based on diluted shares outstanding. Certares Framework Commentary Telluride Share Price $12.00 $14.00 $16.00 $18.00 $20.00 Consideration to Luggage Common Equity $20 $20 $20 $20 $20 Plus: Cash to Exchangeable Senior Debentures 330 330 330 330 330 Plus: Cash / Telluride Common Stock to Certares 26 88 147 204 261 Total Consideration from Telluride $376 $438 $497 $554 $611 Telluride Common Stock Owned by Luggage 14.0 14.0 14.0 14.0 14.0 Telluride Common Share Price $12.00 $14.00 $16.00 $18.00 $20.00 Total Common Stock Consideration $168 $196 $224 $252 $280 Residual Consideration For Telluride Class B Shares $207 $242 $272 $302 $330 Telluride Class B Common Stock Owned by Luggage 12.8 12.8 12.8 12.8 12.8 Implied Telluride Class B Common Stock Price $16.20 $18.90 $21.28 $23.58 $25.80 Aggregate Premium Paid $54 $63 $68 $71 $74 % of Market Cap 2.9% 2.9% 2.8% 2.6% 2.4% Premium vs. Current Telluride Share Price ($14.09) 15% 34% 51% 67% 83% Premium vs. Reference Telluride Share Price 35% 35% 33% 31% 29% Premium vs. Telluride 10-Day VWAP ($14.63) 11% 29% 45% 61% 76% Premium vs. Telluride 30-Day VWAP ($14.30) 13% 32% 49% 65% 80% Memo: 50% Cash / 50% Stock Consideration to Certares assuming max PF Certares Ownership of 5% Telluride Common Stock to Certares $13 $44 $73 $86 $96 # of Telluride Shares Issued to Certares 1.1 3.2 4.6 4.8 4.8 PF Certares Ownership (1) 2.2% 3.8% 4.8% 5.0% 5.0% Cash Consideration to Certares $13 $44 $73 $118 $165 Total Cash Outlay for Telluride $363 $394 $423 $468 $515 Total Telluride Shares Issued (assuming cash to Luggage Common) 1.1 3.2 4.6 4.8 4.8 % of Telluride Basic Shares Oustanding Issued 0.8% 2.3% 3.3% 3.4% 3.4% B Illustrative Summary of Revised Framework as Provided by Certares on 9/30 A A B C C

3 – Preliminary Working Draft Subject to Material Revision – Premium Paid at Various Telluride Share Prices per Revised Framework Source: Company filings, Certares materials and FactSet as of October 1, 2024. Note: Dollars in millions. Analysis reflects 14.0mm Telluride common shares (net of VPF) and 12.8mm Class B common shares owned by Luggage per company filings. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings. Aggregate Premium Paid and % of Market Cap $54 $63 $68 $71 $74 2.9% 2.9% 2.8% 2.6% 2.4% $12.00 $14.00 $16.00 $18.00 $20.00 Telluride Share Price % Premium for Class B Shares 35% 35% 33% 31% 29% $12.00 $14.00 $16.00 $18.00 $20.00 Telluride Share Price Aggregate Premium Paid Aggregate Premium Paid % of Market Cap Implied Aggregate Premium % of Market Cap is fixed at ~2.9% below $14 / sh % Premium for Class B shares is fixed at 35% at or below $14 / sh % Premium for Class B shares decreases by (100 bps) for every dollar increase in Telluride share price above $14 / sh Illustrative Summary of Revised Framework as Provided by Certares on 9/30 % Premium for Class B shares is fixed at 29% at or above $20 / sh

4 – Preliminary Working Draft Subject to Material Revision – – $5 $10 $15 $20 $25 $30 Apr-24 Jun-24 Aug-24 Oct-24 Dec-24 Telluride Reference Share Price Considerations Source: Company filings and FactSet as of October 1, 2024. Note: Dollars in millions. Percentages in annotations reflect one-day impact to Telluride’s prior 1-day closing price. Telluride Stock Price Chart (Last 6 Months) & Potential Share Price Implications $14.09 Reference Share Price Considerations Provides certainty to transaction economics, removing potential impact of transaction announcement to Telluride’s share price Simplifies communication with shareholders given defined transaction terms and premia structure Determined At Transaction Signing Ensures premia paid are reflective of market conditions at time of close Allows for additional flexibility to the reference price in response to unexpected market changes Determined At Transaction Close Higher consideration to Certares Higher aggregate premium paid Lower premium as % of market cap Lower % premium for Telluride Class B shares Consideration to Certares of ~$91mm Aggregate premium paid of ~$63mm Premium as % of market cap of ~2.9% Premium for Telluride Class B shares of ~35% Lower consideration to Certares Lower aggregate premium paid Fixed premium as % of market cap of ~2.9% Fixed premium for Telluride Class B shares of 35% 1 2 3 May 8, 2024 Telluride announced Q1’24 earnings. Luggage filed updated 13D outlining pause in third party transaction discussions: (29%) August 6, 2024 Telluride announced Q2’24 earnings: (17%) $27.69 Benefits Considerations ? Significant movement in Telluride’s share price between signing and close may diminish perceived appeal of agreement ? Removes ability to further negotiate or adjust terms based on variable market dynamics ? Creates uncertainty regarding final transaction terms and implied premia between signing and close ? Potential for higher aggregate premium paid than at time of agreement if Telluride share price increases (49%) Increase Flat Decrease

5 – Preliminary Working Draft Subject to Material Revision – Comparison of Key Terms of Illustrative Frameworks Certares Framework Illustrative Framework % Premium for Class B Shares 35.00% at or below $14/sh 29.00% at or above $20/sh 33.50% at or below $14/sh 26.75% at or above $20/sh Change in % Premium for Class B Shares (100 bps) (112.5 bps) Consideration to Luggage Common $20mm May increase if Telluride price is >$14/sh, but would not change total consideration from Telluride $20mm Can accept Certares position Stock / Cash Consideration to Certares 50% / 50% Subject to a cap on the amount of stock issued that would result in Certares owning no more than 5% of PF Telluride 50% / 50% Subject to new issuance to Certares limited to less than 5% of Telluride basic shares outstanding If the Committee chooses to respond to Certares’ framework, there are several key terms to consider An illustrative framework is outlined below as a starting point for discussion 33.50% 33.50% 31.25% 29.00% 26.75% 35.00% 35.00% 33.00% 31.00% 29.00% $12 $14 $16 $18 $20 Premia at Various Telluride Share Prices Source: Company filings, Certares materials and FactSet as of October 1, 2024. Note: Dollars in millions, except per share values. Analysis reflects 14.0mm Telluride common shares (net of VPF) and 12.8mm Class B common shares owned by Luggage per company filings. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings. 2.8% 2.8% 2.6% 2.4% 2.2% 2.9% 2.9% 2.8% 2.6% 2.4% $12 $14 $16 $18 $20 $51 $60 $64 $67 $68 $54 $63 $68 $71 $74 $12 $14 $16 $18 $20 Comparison of Illustrative Frameworks % Premium for Class B Shares Aggregate Premium Paid Aggregate Premium as % of Telluride Market Cap Per $1 increase in Telluride share price between $14 and $20/sh Certares Framework Illustrative Framework

6 – Preliminary Working Draft Subject to Material Revision – Luggage Common to receive $20mm of consideration – Potential for Luggage Common to receive additional consideration above $20mm if Telluride share price is above $14, but would not increase total consideration from Telluride Illustrative framework assumes the following premia based on Telluride’s share price: – Fixed % premium paid for Class B shares of 33.5% at or below Telluride price of $14/sh (implies aggregate premium paid of ~$60mm at $14/sh) – Decrease in % premium paid for Class B shares by (112.5 bps) for every dollar increase in Telluride price above $14/sh, linearly extrapolated – Fixed % premium paid for Class B shares of 26.75% at or above Telluride price of $20/sh Consideration to Certares of 50% / 50% cash / stock, subject to new issuance to Certares limited to less than 5% of Telluride basic shares outstanding Potential Illustrative Transaction Framework Source: Company filings, Certares materials and FactSet as of October 1, 2024. Note: Dollars and shares in millions. Analysis reflects 14.0mm Telluride common shares (net of VPF) and 12.8mm Class B common shares owned by Luggage per company filings. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings. (1) Based on diluted shares outstanding. Illustrative Framework Commentary Telluride Share Price $12.00 $14.00 $16.00 $18.00 $20.00 Consideration to Luggage Common Equity $20 $20 $20 $20 $20 Plus: Cash to Exchangeable Senior Debentures 330 330 330 330 330 Plus: Cash / Telluride Common Stock to Certares 23 86 143 200 255 Total Consideration from Telluride $373 $436 $493 $550 $605 Telluride Common Stock Owned by Luggage 14.0 14.0 14.0 14.0 14.0 Telluride Common Share Price $12.00 $14.00 $16.00 $18.00 $20.00 Total Common Stock Consideration $168 $196 $224 $252 $280 Residual Consideration For Telluride Class B Shares $205 $239 $269 $297 $324 Telluride Class B Common Stock Owned by Luggage 12.8 12.8 12.8 12.8 12.8 Implied Telluride Class B Common Stock Price $16.02 $18.69 $21.00 $23.22 $25.35 Aggregate Premium Paid $51 $60 $64 $67 $68 % of Market Cap 2.8% 2.8% 2.6% 2.4% 2.2% Premium vs. Current Telluride Share Price ($14.09) 13.7% 32.6% 49.0% 64.8% 79.9% Premium vs. Reference Telluride Share Price 33.50% 33.50% 31.25% 29.00% 26.75% Premium vs. Telluride 10-Day VWAP ($14.63) 9.5% 27.8% 43.6% 58.7% 73.3% Premium vs. Telluride 30-Day VWAP ($14.30) 12.0% 30.7% 46.9% 62.4% 77.3% Memo: 50% Cash / 50% Stock Consideration to Certares assuming max Telluride BSO issued of 5% Telluride Common Stock to Certares $12 $43 $72 $100 $127 # of Telluride Shares Issued to Certares 1.0 3.1 4.5 5.5 6.4 PF Certares Ownership (1) 2.1% 3.7% 4.8% 5.5% 6.1% Cash Consideration to Certares $12 $43 $72 $100 $127 Total Cash Outlay for Telluride $362 $393 $422 $450 $477 Total Telluride Shares Issued (assuming cash to Luggage Common) 1.0 3.1 4.5 5.5 6.4 % of Telluride Basic Shares Oustanding Issued 0.7% 2.2% 3.2% 4.0% 4.6% B A A B C C

– Preliminary Working Draft Subject to Material Revision –

Illustrative Future Share Price Analysis

Future Share Price Analysis for Certares and Illustrative Frameworks



Assumed Multiple of 6.9x(1) EV / NTM EBITDA
Status Quo
Certares Framework
Illustrative Framework
1x multiple uplift reflects $4.97 / share(2)
$14.09
$18.59
$18.62
$18.41
$23.72
$23.75
$22.84
$29.25
$29.28
$27.60
$36.04
$36.08
$33.42
Current
2024
2025
2026
2027

	Current	2024	2025	2026	2027
Value Creation vs SQ					
Certares Framework		+1%	+4%	+6%	+8%
Illustrative Framework		+1%	+4%	+6%	+8%
Net Leverage[3]					
Status Quo		0.0x	(0.3x)	(0.8x)	(1.2x)
Certares Framework		1.2x	0.7x	0.1x	(0.4x)
Illustrative Framework		1.2x	0.7x	0.1x	(0.4x)

Source: Company filings, Telluride projections per Telluride management as approved for Centerview's use by the special committee of the Telluride board of directors (the "Telluride Projections") and FactSet as of October 1, 2024.

Note: Dollars and shares in millions except per share prices. Cash reflects cash and cash equivalents less deferred merchants payable per Telluride management. Reflects historic balance sheet figures per Telluride management and projected balance sheet figures per Telluride projections. Analysis assumes illustrative Luggage consideration of $20mm in cash. Assumes illustrative transaction expenses of $15mm per Telluride Management. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings.

(1) Reflects NTM Telluride multiple as of October 1, 2024.

(2) Assumes multiple uplift of 1.0x to current multiple.

(3) Reflects cash and cash equivalents less deferred merchants payable per Telluride management.

7

– Preliminary Working Draft Subject to Material Revision –

Comparison of Illustrative Transaction Frameworks

Comparison of Frameworks (Telluride Perspective)

Market Data as of	Certares Revised Framework 9/9/2024[1]	Telluride Counter Framework (As Delivered) 9/13/2024	Telluride Counter Framework (At Current Price) 10/1/2024	Certares Revised Framework (At Current Price) 10/1/2024	Telluride Illustrative Framework 10/1/2024
Consideration to Luggage Common	$20	$20	$20	$20	$20
Plus: Exchangeable Senior Debentures	330	330	330	330	330
Plus: Cash + Telluride Common Stock to Certares	100	64	80	91	88
Plus: Penny-Warrants to Certares[2]	13	--	--	--	--
Total Consideration	**$463**	**$414**	**$430**	**$441**	**$438**
Memo: Total Consideration to Certares	*$113*	*$64*	*$80*	*$91*	*$88*
Telluride Common Stock Owned by Luggage	14.0	14.0	14.0	14.0	14.0
Telluride Share Price	$14.00	$13.51	$14.09	$14.09	$14.09
Total Common Stock Consideration	**$196**	**$189**	**$198**	**$198**	**$198**
Residual Consideration For Telluride Class B Shares	$267	$225	$232	$243	$241
Telluride Class B Common Stock Owned by Luggage	12.8	12.8	12.8	12.8	12.8
Implied Telluride Class B Common Stock Price	**$20.87**	**$17.57**	**$18.15**	**$19.01**	**$18.80**
% Premium vs. Current Telluride Share Price ($14.09)	*48%*	*25%*	*29%*	*35%*	*33%*
% Premium vs. Reference Telluride Share Price	*49%*	*30%*	*29%*	*35%*[3]	*33%*[4]
% Premium vs. Telluride 10-Day VWAP	*47%*	*28%*	*24%*	*30%*	*28%*
% Premium vs. Telluride 30-Day VWAP	*44%*	*24%*	*27%*	*33%*	*31%*
Implied Avg. Telluride Share Price (Common + B's Acq.)	**$17.28**	**$15.45**	**$16.03**	**$16.44**	**$16.34**
% Premium vs. Current Telluride Share Price ($14.09)	*23%*	*10%*	*14%*	*17%*	*16%*
% Premium vs. Reference Telluride Share Price	*23%*	*14%*	*14%*	*17%*	*16%*
% Premium vs. Telluride 10-Day VWAP	*22%*	*12%*	*10%*	*12%*	*12%*
% Premium vs. Telluride 30-Day VWAP	*19%*	*9%*	*12%*	*15%*	*14%*
Aggregate Premium Paid	**$88**	**$52**	**$52**	**$63**	**$60**
% of Market Cap	*4.1%*	*2.5%*	*2.4%*	*2.9%*	*2.8%*

Source: Company filings, Certares materials and FactSet as of October 1, 2024.
Note: Dollars and shares in millions. Analysis reflects 14.0mm Telluride common shares (net of VPF) and 12.8mm Class B common shares owned by Luggage per company filings. Telluride diluted shares outstanding includes ~139mm basic shares and the dilutive impact of ~4mm options with a weighted average exercise price of $34.88, ~13mm RSUs and ~1mm PSUs per company filings.
(1) Reflects illustrative Telluride reference share price of $14 per Certares framework.
(2) Assumes illustrative term of 3 years.
(3) Linearly extrapolated % premium for Class B shares based on revised Certares framework.
(4) Linearly extrapolated % premium for Class B shares based on illustrative Telluride framework.

CENTERVIEW PARTNERS 8

Appendix Supplementary Materials

10 – Preliminary Working Draft Subject to Material Revision – Telluride Class B Common Stock Premium vs. Common Stock 0% 5% 10% 15% 20% 25% 30% 35% 40% Premium / (Discount) vs. Telluride 10-Day VWAP ($14.63) (4%) 1% 6% 11% 16% 20% 25% 30% 35% Premium / (Discount) vs. Telluride 30-Day VWAP ($14.30) (1%) 3% 8% 13% 18% 23% 28% 33% 38% Telluride Common Stock Owned by Luggage 14.0 14.0 14.0 14.0 14.0 14.0 14.0 14.0 14.0 Telluride Class B Common Stock Owned by Luggage 12.8 12.8 12.8 12.8 12.8 12.8 12.8 12.8 12.8 Total Telluride Shares Owned by Luggage 26.8 26.8 26.8 26.8 26.8 26.8 26.8 26.8 26.8 Implied Value of Total Consideration $378 $387 $396 $405 $414 $423 $432 $441 $450 Implied Telluride Share Price (Common + B's) $14.09 $14.43 $14.76 $15.10 $15.43 $15.77 $16.11 $16.44 $16.78 Premium / (Discount) vs. Current Telluride Share Price ($14.09) 0% 2% 5% 7% 10% 12% 14% 17% 19% Premium / (Discount) vs. Telluride 10-Day VWAP ($14.63) (4%) (1%) 1% 3% 6% 8% 10% 12% 15% Premium / (Discount) vs. Telluride 30-Day VWAP ($14.30) (1%) 1% 3% 6% 8% 10% 13% 15% 17% (Less): Exchangeable Senior Debentures ($330) ($330) ($330) ($330) ($330) ($330) ($330) ($330) ($330) (Less): Illustrative Consideration to Luggage Common (20) (20) (20) (20) (20) (20) (20) (20) (20) Total Consideration to Certares $28 $37 $46 $55 $64 $73 $82 $91 $100 # of Telluride Shares if Settled with Stock 2.0 2.6 3.3 3.9 4.5 5.2 5.8 6.5 7.1 % of Shares Outstanding Issued (1) 1.4% 1.9% 2.3% 2.8% 3.3% 3.7% 4.2% 4.6% 5.1% PF Certares Ownership (2) 3.2% 3.8% 4.3% 4.8% 5.3% 5.8% 6.3% 6.8% 7.3% Aggregate Premium Paid $-- $9 $18 $27 $36 $45 $54 $63 $72 Implied Premium as % Market Cap --% 0.4% 0.8% 1.3% 1.7% 2.1% 2.5% 2.9% 3.3% Telluride Pro Forma '24E Net Leverage All Cash Consideration to Certares 1.1x 1.1x 1.1x 1.2x 1.2x 1.2x 1.3x 1.3x 1.3x All Stock Consideration (Exc. Exchangeable Senior Debentures) 1.0x 1.0x 1.0x 1.0x 1.0x 1.0x 1.0x 1.0x 1.0x Analysis at Various Premia Paid for Telluride Class B Shares Source: Certares materials, Telluride Projections, Company filings and FactSet as of October 1, 2024. Note: Dollars in millions. Reflects par value of Series A Preferred of $270mm. Reflects Telluride share price of $14.09. Assumes illustrative transaction expenses of $15mm. (1) Based on ~139mm of Telluride basic shares outstanding, per latest public filings. (2) Reflects sum of shares issued to Certares and ~1.7mm of existing Telluride shares owned by Certares per company filings divided by pro forma Telluride basic shares outstanding. SQ ’24E Net Leverage: 0.0x

– Preliminary Working Draft Subject to Material Revision –

Selected Share Reclassification Precedents

Selected prior reclassification transactions >$500mm market cap since 2015

Selected Precedent Share Reclassification Transactions

Company	Ann. Date	Market Cap ($bn) [1]	Premium As % Of Mkt. Cap [2]	% Premium 1-Day Prior	% Premium 30-Day VWAP
MSC Industrial	Jun-23	$5.4	3.5%	23%	26%
Constellation Brands	Apr-22	43.8	3.4%	28%	36%
VMware	Oct-21	67.8	0.0%	0%	8%
Victory Capital	Sep-21	2.3	0.0%	0%	(3%)
Snowflake	Mar-21	76.6	0.0%	0%	(5%)
Forest City	Dec-16	4.8	2.2%	31%	26%
Stewart Info	Jan-16	0.8	1.6%	35%	24%
Hubbell	Aug-15	5.8	3.4%	28%	23%
Median		**$5.6**	**1.9%**	**25%**	**24%**
Mean		**25.9**	**1.8%**	**18%**	**17%**

Source: Company filings, Wall Street research, press releases and FactSet.
Note: Dollars in billions. Analysis reflects selected prior reclassification transactions >$500mm market cap since 2015. Excludes National Research in 2017, exchanged at 57% premium per high vote share (8.3% of market cap). The National Research high vote shares were entitled to 6x dividend of the low vote shares and the high vote shares historically traded at a significant premium to low vote shares (including at a 56% premium immediately prior to the announcement of the reclassification).
(1) Reflects market cap as of announcement date, calculated as basic shares outstanding per public filings multiplied by low vote share price.
(2) Reflects consideration paid / market cap as of announcement date.

CENTERVIEW PARTNERS

11

Certares Transaction Frameworks Supplementary Materials

13 – Preliminary Working Draft Subject to Material Revision – Certares Transaction Framework (9/30/2024) Source: Certares materials. From Certares Materials Provided on 9/30/2024

14 – Preliminary Working Draft Subject to Material Revision – Certares Transaction Framework (9/30/2024) Source: Certares materials. From Certares Materials Provided on 9/30/2024

15 – Preliminary Working Draft Subject to Material Revision – Certares Transaction Framework (9/9/2024) Source: Certares materials. From Certares Materials Provided on 9/9/2024

16 – Preliminary Working Draft Subject to Material Revision – Certares Transaction Framework (9/9/2024) Source: Certares materials. From Certares Materials Provided on 9/9/2024

17 – Preliminary Working Draft Subject to Material Revision – Certares Transaction Framework (8/30/2024) Source: Certares materials. From Certares Materials Provided on 8/30/2024

18 – Preliminary Working Draft Subject to Material Revision – Certares Transaction Framework (8/30/2024) Source: Certares materials. From Certares Materials Provided on 8/30/2024

19 – Preliminary Working Draft Subject to Material Revision – Certares Transaction Framework (6/26/2024) Source: Certares materials. From Certares Materials Provided on 6/26/2024

20 – Preliminary Working Draft Subject to Material Revision – Certares Transaction Framework (6/26/2024) Source: Certares materials. From Certares Materials Provided on 6/26/2024

21 – Preliminary Working Draft Subject to Material Revision – Disclaimer This presentation has been prepared by Centerview Partners LLC (“Centerview”) for use solely by the Special Committee of the Board of Directors of Telluride, Inc. (“Telluride” or the “Company”) in connection with its evaluation of proposed strategic alternatives for Telluride and for no other purpose. The information contained herein is based upon information supplied by or on behalf of Telluride and publicly available information, and portions of the information contained herein may be based upon statements, estimates and forecasts provided by Telluride. Centerview has relied upon the accuracy and completeness of the foregoing information, and has not assumed any responsibility for any independent verification of such information or for any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Telluride or any other entity, or concerning the solvency or fair value of Telluride or any other entity. The financial analysis in this presentation is complex and is not necessarily susceptible to a partial analysis or summary description. In performing this financial analysis, Centerview has considered the results of its analysis as a whole and did not necessarily attribute a particular weight to any particular portion of the analysis considered. Furthermore, selecting any portion of Centerview’s analysis, without considering the analysis as a whole, would create an incomplete view of the process underlying its financial analysis. Centerview may have deemed various assumptions more or less probable than other assumptions, so the reference ranges resulting from any particular portion of the analysis described above should not be taken to be Centerview’s view of the actual value of Telluride. These materials and the information contained herein are confidential, were not prepared with a view toward public disclosure, and may not be disclosed publicly or made available to third parties without the prior written consent of Centerview. These materials and any other advice, written or oral, rendered by Centerview are intended solely for the benefit and use of the Special Committee of the Board of Directors of Telluride (in its capacity as such) in its consideration of strategic alternatives, and are not for the benefit of, and do not convey any rights or remedies for any holder of securities of Telluride or any other person. Centerview will not be responsible for and has not provided any tax, accounting, actuarial, legal or other specialist advice. These materials are not intended to provide the sole basis for evaluating strategic alternatives, and this presentation does not represent a fairness opinion, recommendation, valuation or opinion of any kind, and is necessarily incomplete and should be viewed solely in conjunction with the oral presentation provided by Centerview.